REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT dated as of July 24, 2014 (this “Agreement”) is by and between Silent Canyon Productions, Inc., located at 2708 S. Highland Dr., Las Vegas, Nevada 89109, Silent Canyon Productions is doing business as Laguna Productions, which will be the name of the merged entity, therefore, Laguna and Laguna will be collectively referred to herein as “Laguna” and/or “Seller" and Eco Energy Pumps, located at 112 North Curry Street, Carson city, Nevada 89703 referred to herein as “EEPU” and/or “Company” a publicly listed company on the OTCBB, under the symbol “EEPU”, concerning the acquisition of Seller by Company. Laguna and EEPU are collectively referred to herein as the “Parties”.

WHEREAS, the board of directors of EEPU and the shareholders of Laguna have approved the acquisition of Laguna by EEPU (the “Acquisition”) upon the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, it is intended that, for federal income tax purposes, the Acquisition shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under (the “Code”); and

WHEREAS, Laguna and EEPU desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

WHEREAS, EEPU desires to acquire 100% of the membership interest of Laguna;

WHEREAS, Upon completion of the acquisition, EEPU desires to engage Laguna Management (“Laguna Management”) pursuant to the terms of a Management Agreement;

AND WHEREAS, the Boards of Directors of EEPU and Laguna Management deem it advisable and in their best interests (i) that the members of Laguna acquire a 80% interest in the securities of EEPU, and (ii) EEPU acquire a 100% controlling interest in the securities of Laguna, all in accordance with the terms and conditions of this Reorganization Agreement.

NOW, THEREFORE, the parties hereto make the following promises, covenants, representations, warranties and agreements:

1. Pre-Closing Actions of EEPU. Either prior to or immediately upon execution of this Agreement and prior to the Closing Date as set forth herein, EEPU shall undertake the following actions:

(a) The Board of Directors of EEPU shall unanimously approve and deliver to Lanham & Lanham, LLC (“Lanham & Lanham” and/or the "Escrow Agent") in escrow resolutions with respect to (a) approving the Transactions set forth herein; (b) increasing or directing the size of the Board of Directors to be one members; (c) electing Doug Mamary to the Board of Directors, (d) the authorized capital stock of EEPU will be three hundred million (300,000,000) common shares, with ten million (10,000,000) preferred shares of stock, and (e) approving a name change of the corporation to Laguna Productions, Inc.

(b) EEPU shall prepare and deliver to counsel for Laguna for review a Form 8-K filing which reflects the transactions contemplated by this Agreement, as required to be filed with the Securities and Exchange Commission (the “Commission”) on the Closing Date (defined below)

(c) EEPU shall take such actions as are required such that at Closing there shall be a total of 65,000,000 shares of common stock issued and outstanding.

(d) EEPU shall issue and deliver to the Escrow Agent a total of 48,000,000 shares of common stock of EEPU (which at the time of Closing will reflect at least 80% of the fully diluted issued and outstanding common stock of EEPU) for delivery (i) shares to members of Laguna at Closing as directed by Laguna Management (the "Escrowed EEPU Shares").

(e) EEPU will deliver letters of resignation of EEPU’s current officers and directors to be effective at the Closing Date who have agreed to stay on and work with Laguna;

(f) EEPU shall use its reasonable best efforts to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

2. Pre-Closing Actions of Laguna. Immediately upon execution of this Agreement and prior to the Closing Date as set forth herein, Laguna shall undertake the following actions:

(a) Laguna shall cause its Board of Directors to execute and deliver resolutions approving the Transactions set forth herein. Laguna shall cause its shareholders to execute and deliver resolutions approving the Transactions set forth herein, as well as the increase in authorized stock and the name change.

(b) Laguna shall deliver to Lanham & Lanham as Escrow (the “Escrow Agent”) limited liability company interests which represents 100% of the equity of Laguna, for delivery to EEPU at Closing (the "Escrowed Laguna Shares").

(c) Laguna shall complete an audit of its financial statements for the two fiscal years ended 2013, and any interim or other financial statements required for inclusion in the Form 8-K filing to be completed at Closing (the “Laguna Financial Statements”).

(d) Laguna shall cooperate with its reasonable best efforts to assist EEPU to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

3. Conditions to Closing. The parties' obligation to close the proposed Acquisition will be subject to specified conditions precedent including, but not limited to, the following:

(a) The representations and warranties of Laguna as set forth in Section 6 herein shall remain accurate as of the Closing Date and no material adverse change in the business of Laguna shall have occurred.

(b) The representations and warranties of EEPU as set forth in Section 7 herein shall remain accurate as of the Closing Date and no material adverse change in the business of EEPU shall have occurred.

(c) All the documents necessary to be filed with local, state and federal authorities, including without limitation the Form 8-K, are prepared.

(d) EEPU shall have provided the board and shareholder resolutions and any other approval required to complete the board election, authorized share increase and the name change.

(e) Laguna shall have completed and delivered its audited financial statements in a form as required to complete and file the Form 8-K at Closing.

(f) EEPU shall retain its good standing as a publicly company quoted on the OTCPK under the symbol "EEPU".

4. At and subsequent to the Closing.

(a) At the Closing, Lanham & Lanham shall release from escrow letters of resignation and the EEPU Board Resolutions effectuating the election of Doug Mamary to the Board of Directors.

(b) At the Closing, Lanham & Lanham shall deliver the Escrowed EEPU Shares to Laguna for delivery to owners of Laguna.

(c) At the Closing, Lanham & Lanham shall deliver the Escrowed Laguna Shares to EEPU.

(d) At the Closing, the existing officers of EEPU shall resign and be replaced by those officers appointed by the new Board of Directors.

(e) Immediately subsequent to the Closing, the combined entities will file the Form 8-K required for the transactions contemplated by this Agreement.

(f) The combined public entity shall have raised two hundred thousand US dollars ($200,000) in the form of a private placement (“Private Placement”) on or before August 31, 2014. The Private Placement stock shall be issued from the authorized but unissued capital stock of the Company. The strike price for the Private Placement shares shall be twenty-five cents ($0.25) or higher.

(g) If, $200,000 is not raised by August 31, 2014 than the ownership of the Company shall adjust in accordance with the following schedule: if zero dollars ($0) raised, than Frank and Randall shall give back 80% of their holdings; if fifty thousand dollars ($50,000) raised, than Frank and Randall shall give back 60% of their holdings; if one hundred thousand dollars ($100,000) raised, than Frank and Randall will give back 40% of their holdings, and; if one hundred and fifty thousand dollars ($150,000) raised, Frank and Randall will give back 20% of their holdings.

5. Timing of Closing. The Closing is anticipated to occur within 60 days of this Agreement, but shall occur upon the satisfaction of the conditions set forth in this Agreement and upon instructions from the parties hereto to the Escrow Agent. The Closing Date shall be mutually agreed upon by the parties, but shall occur as soon as possible after the execution of this Agreement and upon completion of the amendment to the Articles of Incorporation and completion of the audited Laguna financial statements, unless the Escrow Agent receives instructions otherwise from the parties or notice from a party that the conditions set forth herein have not occurred. In the event the Closing does not occur on or before December 31, 2014 or upon mutual written instructions from the Parties hereto, (i) the Escrow Agent shall return the Escrowed Laguna Shares to Laguna and (ii) the Escrow Agent shall return the Escrowed EEPU Shares to EEPU.

6. Representations of Laguna. Except as set forth in the Laguna Financial Statements delivered as set forth in Section 2(c) above, Laguna represents and warrants as follows:

(a) Ownership of Shares. As of the Closing Date, EEPU will become the record and beneficial owner of the Escrowed Laguna Shares. The Escrowed Laguna Shares will be free from claims, liens or other encumbrances, except as provided under applicable federal and state securities laws. The Escrowed Laguna Shares shall reflect 100% of the ownership equity of Laguna.

(b) Fully paid and Nonassessable. The Escrowed Laguna Shares constitute duly and validly issued ownership interests of Laguna, and are fully paid and nonassessable, and Laguna further represents that it has the power and the authority to execute this Agreement and to perform the obligations contemplated hereby;

(c) Organization of Laguna; Authorization. Laguna is a company duly organized, validly existing and in good standing under the laws of the State of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Laguna is qualified to do business in the State of Nevada. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and this Agreement constitutes a valid and binding obligation of Laguna; enforceable against it in accordance with its terms. Laguna has no subsidiaries.

(d) Capitalization. As of the Closing Date, Laguna shall have a total of 1,000 shares issued and outstanding. All of the issued and outstanding share interests of Laguna are validly issued, fully paid and non-assessable and there is not and as of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of any of Laguna obligating such entity to issue any additional shares of common or preferred stock, any ownership interest or any of its securities of any kind

(e) No Conflict as to Laguna. Neither the execution and delivery of this Agreement nor the consummation of the exchange of the Escrowed Laguna Shares will (a) violate any provision of the membership agreement or by-laws (or other governing instrument) of Laguna or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of Laguna under, any material agreement or commitment to which Laguna is a party or by which its property or assets is bound, or to which any of the property or assets of Laguna is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Laguna except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of Laguna.

(f) Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Laguna in connection with the execution, delivery and performance of this Agreement by Laguna or the consummation of the sale of the Escrowed Laguna Shares.

(g) Other Consents. No consent of any Person is required to be obtained by Laguna to the execution, delivery and performance of this Agreement or the consummation of the sale of the Escrowed Laguna Shares, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of Laguna as a whole.

(h) Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any Court or Governmental body pending or threatened in writing against or involving Laguna which is likely to have a material adverse effect on the business or financial condition of Laguna as a whole, or which questions or challenges the validity of this Agreement. Laguna is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Laguna as a whole.

(i). Absense of Certain Changes. Laguna has not:

1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3. other than the Laguna Escrowed Shares, issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

4. organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;

5. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money.

6. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

7. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

8. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

9. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

10. sold, transferred or otherwise disposed of any material assets, including without limitation technology and intangible assets;

11. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

(j) Compliance with Law. The operations of Laguna have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of Laguna as a whole. Laguna has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. Laguna has all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of its business, and is not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

(k) Title to Properties. Laguna owns all the material properties and assets that it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the Laguna Financial Statements. All properties and assets, including without limitation technology and intangible assets, are free and clear of all material encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Laguna Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of such financial statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Laguna as a whole and (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of Laguna include all rights, properties and other assets necessary to permit Laguna to conduct business in all material respects in the same manner as it is conducted on the date of this Agreement.

7. Representations of EEPU. EEPU for its respective rights and interests represents and warrants as follows:

(a) Organization; Authorization. EEPU is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by corporate action of EEPU and this Agreement constitutes a valid and binding obligation; enforceable against in accordance with its terms. EEPU has no subsidiaries.

(b) Capitalization. The authorized capital stock of EEPU consists of the three hundred million (300,000,000) common shares, with ten million (10,000,000) preferred shares of stock. As of the date of this Agreement, EEPU has approximately 2,519,820 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As of the Closing Date, EEPU shall have no more than 65,000,000 shares of common stock outstanding (not including the EEPU Escrowed Shares). No shares have otherwise been registered under state or federal securities laws. As of the Closing Date, all of the issued and outstanding shares of common stock of EEPU are validly issued, fully paid and non-assessable and, there is not and as of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of EEPU obligating any of EEPU to issue any additional shares of common or preferred stock or any of its securities of any kind, except for such shares or securities called for in this Agreement. The Common Stock of EEPU is presently quoted on the over-the-counter bulletin board under the symbol “EEPU”. EEPU is current in all of its required filings with the US Securities and Exchange Commission. EEPU is not a “shell” corporation as defined by Rule 405 promulgated by the US Securities and Exchange Commission.

(c) No Conflict as to EEPU and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of the articles of incorporation or organization of EEPU or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of any of EEPU or any of its Subsidiaries under, any material agreement or commitment to which any of EEPU, any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of any of EEPU or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to EEPU or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of EEPU and its subsidiaries, taken as a whole.

(d) Consents and Approvals of Governmental Authorities. Except with respect to a Form 8-K filing with the US Securities and Exchange Commission, as well as a 14C Information Statement to complete an increase in authorized stock and a name change, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by EEPU in connection with the execution, delivery and performance of this Agreement by EEPU or the consummation of the transactions contemplated herein.

(e) Other Consents. No consent of any Person is required to be obtained by EEPU to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of EEPU.

(f) Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving EEPU or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of EEPU and any of its Subsidiaries, taken as whole, or which would require a payment by EEPU or its subsidiaries in excess of $10,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither EEPU nor any or its Subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of EEPU or any of its Subsidiaries, taken as a whole, or which would require a payment by EEPU or its Subsidiaries in excess of $10,000 in the aggregate.

(g) Absense of Certain Changes. Neither EEPU nor any of its Subsidiaries has:

1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of EEPU and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. not made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

4. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

5. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

6. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

7. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

8. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

9. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

10. written down or been required to write down any inventory in an aggregate amount in excess of $ 2,000;

11. entered into any collective bargaining or union contract or agreement; or

12. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of EEPU and their subsidiaries taken as a whole.

(h) Compliance with Law. The operations of EEPU and its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of EEPU and its Subsidiaries, taken as a whole, or which would not require a payment by EEPU or its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither EEPU nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. EEPU and its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

8. Notices. Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

If to Laguna:	Doug Momary
Creative Director
Silent Canyon Productions, Inc.
2708 S. Highland Dr.
Las Vegas, Nevada 89109
	Studio:	(702) 731-5600
	Cell:	(702) 596-7759
	Fax:	(702) 731-9342

If to EEPU:	c/o Randall J. Lanham, Esq.
28562 Oso Parkway
Unit D
Rancho Santa Margarita, CA 92688
	Telephone:	(949) 858-6773
	Facsimile:	(949) 858-6774

11. Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives and successors and assigns of the parties.

12. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, and the parties submit to the exclusive jurisdiction of the courts of Nevada in respect of all disputes arising hereunder.

13. Counterparts. This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.

14. Confidential Information. Each of Laguna and EEPU hereby acknowledges and agrees that all information disclosed to each other whether written or oral, relating to the other’s business activities, its customer names, addresses, all operating plans, information relating to its existing services, new or envisioned products or services and the development thereof, scientific, engineering, or technical information relating to the others business, marketing or product promotional material, including brochures, product literature, plan sheets, and any and all reports generated to customers, with regard to customers, unpublished list of names, and all information relating to order processing, pricing, cost and quotations, and any and all information relating to relationships with customers, is considered confidential information, and is proprietary to, and is considered the invaluable trade secret of such party (collectively “Confidential Information”). Any disclosure of any Confidential Information by any party hereto, its employees, or representatives shall cause immediate, substantial, and irreparable harm and loss to the other. Each party understands that the other desires to keep such Confidential Information in the strictest confidence, and that such party’s agreement to do so is a continuing condition of the receipt and possession of Confidential Information, and a material provision of this agreement, and a condition that shall survive the termination of this Agreement. Consequently, each party shall use Confidential Information for the sole purpose of performing its obligations as provided herein.

15. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

16. Costs and Expenses. Except as otherwise specifically set forth herein, each party will bear its own attorneys, brokers, investment bankers, agents, and finders employed by, such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the transactions contemplated herein which may be asserted by any person based on any agreement or arrangement for payment by the other party.

17. Attorney’s Fees. Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such Action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney’s Fees and Costs.

18. Finders. Laguna and EEPU represents and warrants that there are no finders or other parties which have represented Laguna or EEPU in connection with this transaction which have not received appropriate compensation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of:	Silent Canyon Productions, Inc.

	By:	/s/ Doug Mamary
Doug Mamary
President

For and on behalf of:	EEPU, Inc.
a Nevada corporation

	By:	/s/ Matthew J. Zouvas
Matthew J. Zouvas
Chief Executive Officer